Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Financial Statements (the “Pro Forma Financial Statements”) of Russ Berrie and Company, Inc. (the “Company” or “Russ Berrie”) included herein have been prepared to reflect the sale of the capital stock of the Company’s subsidiaries actively engaged in the Company’s gift business (the “Gift Business”), and substantially all of the Company’s assets used in the Gift Business (subject to specified exceptions), and the assumption by the buyer thereof of specified obligations, pursuant to the terms of the Purchase Agreement dated as of December 23, 2008, between the Company and The Russ Companies, Inc., a Delaware corporation (the “Buyer”).  Such Pro Forma Financial Statements have been derived from the Company’s historical consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2008, and the Company’s historical audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended.

The following Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2008 was prepared as if the sale of the Gift Business to the Buyer was completed on September 30, 2008 using a preliminary estimate of the December 23, 2008 fair value of the consideration received.  The following Unaudited Pro Forma Condensed Statements of Income for the year ended December 31, 2007 and the nine months ended September 30, 2008 were prepared as if the sale of the Gift Business was completed as of January 1, 2007 with respect to the year ended December 31, 2007 and January 1, 2008 with respect to the nine months ended September 30, 2008.

The Company expects to recognize a loss on the Gift Sale and related impairment of the Applause trademark of approximately $17.0 million to $22.0 million, exclusive of the costs of disposition of approximately $700,000 to $1,000,000. The Unaudited Pro forma Condensed Statements of Income exclude the loss from the Gift Sale and the associated costs of disposition.

The Pro Forma Financial Statements do not give pro forma effect to the Company’s acquisitions of either LaJobi, Inc. or CoCaLo, Inc., each on April 2, 2008; however, the Unaudited Pro Forma Condensed Statement of Income for the nine months ended September 30, 2008 includes the results of operations of LaJobi Industries, Inc. and CoCaLo, Inc. from the date of their acquisition.  Also see “Impairment Note” in the Notes to the Unaudited Pro Forma Financial Statements for a discussion of an expected impairment charge related to the Company’s continuing operations which is also not reflected in such financial statements.

The Company is providing the Pro Forma Financial Statements for illustrative purposes only.  Such information does not necessarily indicate what the operating results or financial position of the Company would have been had the sale of the Gift Business been consummated as of the dates indicated, the results of continuing operations following the sale of the operations of the Gift Business as of December 23, 2008, or the results that may be obtained in the future.

The Pro Forma Financial Statements are based on the assumptions and adjustments described in the accompanying notes and do not reflect any adjustments for changes in operating strategies arising as a result of the sale of the Gift Business.  The Pro Forma Financial Statements do not include assumptions regarding the use of any consideration to be received from the sale of the Gift Business.  Accordingly, the actual effect of the sale of the Gift Business, due to the foregoing and other factors, could differ from the pro forma adjustments presented herein.  However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

  The accompanying Unaudited Pro Forma Financial Statements should be read in conjunction with:

•                  the audited consolidated financial statements and notes thereto and other financial information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended;

•                  the unaudited condensed consolidated financial statements and notes thereto and other financial information included in the Company’s Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2008, and

•                  the Current Report on Form 8-K filed by the Company on December 29, 2008.

Russ Berrie and Company Inc.

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2008

(in thousands)

	Historical Russ Berrie & Co. Inc.	Pro Forma Adjustments Giving Effect to the Sale of The Gift Business		Pro Forma
Current Assets:
Cash and cash equivalents	$13,620	$(5,077)	(a)	$8,543
Accounts receivable, net	78,288	(26,621)	(a)	51,667
Inventory, net	65,033	(26,000)	(a)	39,033
Other current assets	5,429	(2,954)	(a)	2,475
Total current assets	162,370	(60,652)		101,718

Property, plant and equipment, net	4,859	(526)	(a)	4,333
Goodwill	130,198	—		130,198
Intangible assets	94,998	(10)	(a)	87,883
		(7,105)	(c)
Restricted cash	844	(844)	(a)	—
Deferred income taxes	845	(845)	(a)	—
Other assets	4,778	(821)	(a)	28,257
	—	24,300	(b)
Total assets	$398,892	$(46,503)		$352,389

Current Liabilities:
Current portion, of long-term debt	$14,933	$—		$14,933
Short-term debt	29,538	(6,402)	(a)	23,136
Other current liabilities	55,609	(20,321)	(a)	37,508
		2,220	(b)
Total current liabilities	100,080	(24,503)		75,577

Income taxes payable, non current	4,252			4,252
Deferred income taxes	7,807	4,038	(a)	11,845
Long-term debt, net of current portion	79,345			79,345
Other long-term liabilities	5,381	(3,275)	(a)	10,986
		8,880	(b)
Total liabilities	196,865	(14,860)		182,005

Stockholders’ Equity:
Common stock	2,674	—		2,674
Additional paid-in capital	92,184	—		92,184
Retained earnings	198,294	(23,311)	(a)	181,078
		13,200	(b)
		(7,105)	(c)
Accumulated other comprehensive income	14,941	(14,427)	(a)	514
Treasury stock, at cost	(106,066)	—		(106,066)

Total stockholders’ equity	202,027	(31,643)		170,384

Total liabilities and equity	$398,892	$(46,503)		$352,389

The accompanying notes are an integral part of these Pro Forma Financial Statements.

Russ Berrie and Company Inc.

Unaudited Pro Forma Condensed Statement of Income

Year Ended December 31, 2007

(in thousands, except share and per share data)

	Historical Russ Berrie & Co. Inc.	Pro Forma Adjustments Giving Effect to the Sale of The Gift Business		Pro Forma Combined

Net sales	$331,173	$(168,107	)(h)	$163,066

Cost of goods sold	205,792	(94,431	)(h)	111,361

Gross profit	125,381	(73,676	)(h)	51,705

Selling, general and administrative expenses	110,152	(75,362	)(h)	34,790
Operating income	15,229	1,686		16,915

Other (expense) income:
Interest expense, including amortization of deferred financing costs	(4,947)	812	(h)	(4,135)
Interest and investment income	607	(396	)(h)	2,017
		1,806	(d)(e)
Royalty income	—	3,370	(f)	3,370
Other, net	963	(732	)(h)	123
		(108	)(g)
	(3,377)	4,752		1,375
Income before provision for income taxes	11,852	6,438		18,290

Provision for income taxes	2,944	1,699	(i)	4,643

Net income	$8,908	$4,739		$13,647

Net income per share
Basic	$0.42			$0.65
Diluted	$0.42			$0.64

Weighted average shares:
Basic	21,130,000			21,130,000
Diluted	21,215,000			21,215,000

The accompanying notes are an integral part of these Pro Forma Financial Statements.

Russ Berrie and Company Inc.

Unaudited Pro Forma Condensed Statement of Income

Nine Months Ended September 30, 2008

(in thousands, except share and per share data)

	Historical Russ Berrie & Co. Inc.	Pro Forma Adjustments Giving Effect to the Sale of The Gift Business		Pro Forma Combined

Net sales	$271,692	$(98,046	)(h)	$173,646

Cost of goods sold	173,636	(58,178	)(h)	115,458

Gross profit	98,056	(39,868)		58,188

Selling, general and administrative expenses	92,296	(56,058	)(h)	36,238
Operating income	5,760	16,190		21,950
Other (expense) income:
Interest expense, including amortization of deferred financing costs	(6,170)	439	(h)	(5,731)
Interest and investment income	365	(254	)(h)	1,466
		1,355	(d)(e)
Royalty income	—	2,527	(f)	2, 527
Other, net	1,031	(753	)(h)	197
		(81	)(g)
	(4,774)	3,233		(1,541)

Income before provision for income taxes	986	19,423		20,409

Provision for income taxes	2,920	3,814	(i)	6,734

Net (loss) income	$(1,934)	$15,609		$13,675

Net (loss) income per share
Basic	$(0.09)			$0.64
Diluted	$(0.09)			$0.64

Weighted average shares
Basic	21,300,000			21,300,000
Diluted	21,300,000			21,338,000

The accompanying notes are an integral part of these Pro Forma Financial Statements.

Russ Berrie and Company Inc.

Notes to the Unaudited Pro Forma Financial Statements

Background

On December 23, 2008, Russ Berrie and Company, Inc. (the “Company”) consummated the transactions contemplated by the Purchase Agreement (the “Purchase Agreement”) dated as of December 23, 2008, between the Company and The Russ Companies, Inc., a Delaware corporation (“Buyer”), for the sale of the capital stock of the Company’s subsidiaries actively engaged in the Company’s gift business (the “Gift Business”), and substantially all of the Company’s assets used in the Gift Business (subject to specified exceptions), and the assumption by the Buyer of specified liabilities (the “Gift Sale”).

The aggregate purchase price payable by the Buyer to the Company for the Gift Business was: (i) 199 shares of the Common Stock, par value $0.001 per share, of the Buyer (the “Buyer Common Shares”), representing a 19.9% interest in the Buyer after consummation of the transaction, and (ii) a subordinated, secured promissory note issued by Buyer to the Company in the original principal amount of $19.0 million (the “Seller Note”).  During the 90-day period following the fifth anniversary of the consummation of the sale of the Gift Business, the Company will have the right to cause the Buyer to repurchase any Buyer Common Shares then owned by the Company, at its assumed original value (which was $6.0 million for all Buyer Common Shares), as adjusted in the event that the number of Buyer Common Shares is adjusted, plus interest at an annual rate of 5%, compounded annually (the “Put Option”).  In addition, in connection with the sale of the Gift Business, a newly-formed Delaware limited liability company owned 100% by the Company (the “Licensor”) executed a license agreement (the “License Agreement”) with the Buyer.  Pursuant to the License Agreement, the Buyer will pay the Licensor a fixed, annual royalty (the “Royalty”) equal to $1,150,000 for the exclusive right to use certain trademarks and other intellectual property not included in the Gift Sale (the “Retained IP”).  The initial annual Royalty payment is due and payable in one lump sum on December 31, 2009.  Thereafter, the Royalty will be paid quarterly at the close of each three (3) month period during the term.  At any time during the term of the License Agreement, the Buyer shall have the option to purchase all of the Retained IP from the Licensor for $5.0 million, to the extent that at such time (i) the Seller Note shall have been paid in full (including all principal and accrued interest with respect thereto), and (ii) there shall be no continuing default under the License Agreement. If the Buyer does not purchase the Retained IP by December 23, 2013 (or nine months thereafter, if applicable), the Licensor shall have the option to require the Buyer to purchase all of the Retained IP for $5.0 million.  The amounts recorded herein as consideration received from the Gift Sale of $24.3 million are based upon valuations which are preliminary, and subject to change.  If the final valuation of the proceeds from the sale of the Gift Business is lower than what has been recorded herein, such difference would result in an increased loss on the sale of the Gift Business and lower carrying amounts on the balance sheet presented.

The Company expects to recognize a loss on the Gift Sale and related impairment of the Applause trademark of approximately $17.0 million to $22.0 million, exclusive of the costs of disposition of approximately $700,000 to $1,000,000.  The Unaudited Pro forma Condensed Statements of Income exclude the loss from the Gift Sale and the associated costs of disposition.

Basis of Presentation

The following Unaudited Pro Forma Condensed Statements of Income were prepared as if the sale of the Gift Business was completed as of January 1, 2007 with respect to the Unaudited Pro forma Condensed Statement of Income for the year ended December 31, 2007 and January 1, 2008 with respect to the Unaudited Pro forma Condensed Statement of Income for the nine months ended September 30, 2008.  The pro forma adjustments contained in such statements reflect the elimination of the operations directly related to the Gift Business.  Certain expenses historically recorded in the Gift Business pertaining to corporate-related functions (and not the Gift Business) are reflected in such statements and were not eliminated.  The Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2008 assumes the sale of the Gift Business occurred on September 30, 2008 using the December 23, 2008  preliminary estimate of fair value of the consideration received.

The pro forma adjustments with respect to the Pro Forma Financial Statements: (i) eliminate the assets, liabilities, retained earnings and accumulated other comprehensive income, net sales and expenses of the Gift Business assumed by the Buyer in the Gift Sale, (ii) recognize impairment of the Applause trademark and (iii) record each of the $19.0 million note receivable with respect to the Seller Note and the Buyer Common Shares as consideration at their preliminary estimates of fair value at the date of disposition, December 23, 2008, and recognize related interest and royalty income and amortization of certain Retained IP that had previously had an indefinite life and income taxes thereon.  The estimated fair values of the Seller Note and Buyer Common Shares are preliminary in nature and may not be indicative of the final fair values.

The Pro Forma Financial Statements reflect the effect of the following pro forma adjustments described above.

(a)	Reflects the elimination of Gift Business assets and liabilities sold:

(in thousands)
Cash	$(5,077)
Accounts receivable	(26,621)
Inventory	(26,000)
Other current assets	(2,954)
Property, plant and equipment	(526)
Intangible assets	(10)
Restricted cash	(844)
Deferred income taxes	(845)
Other assets	(821)
Short-term debt	6,402
Other current liabilities	20,321
Deferred income taxes	(4,038)
Other long term liabilities	3,275
Retained earnings	23,311
Accumulated other comprehensive income	14,427
$0

(b)	Record consideration of Gift Sale at its preliminary estimated fair values at December 23, 2008:

Aggregate consideration from Gift Sale	$24,300
Deferred Royalty revenue short-term liability	(2,220)
Deferred Royalty revenue long-term liability	(8,880)
$13,200

(c)

Record impairment of Applause trademark - In connection with the preparation of the Pro Forma Financial Statements and the Company’s financial statements for the fiscal year ended December 31, 2008, and giving effect to the sale of the Gift Business, the Company expects to record an impairment charge on the Applause trademark. The actual amount of the impairment may differ from the preliminary estimate shown.

Impairment loss	$7,105
Intangible asset	(7,105)

		Year ended December 31, 2007	Nine Months Ended September 30, 2008
(d)	Interest income - To record the accretion of the discount on the Seller Note received from the Buyer as if the sale of the Gift Business was completed on January 1, 2007 (year) and January 1, 2008 (nine months), respectively.	$666	$500

(e)	Interest income - To record the interest income earned on the Seller Note from the Buyer as if the sale of the Gift Business was completed on January	$1,140	$855

	1, 2007 (year) and January 1, 2008 (nine months), respectively.

(f)	Royalty income - to record royalty income associated with the License Agreement with the Buyer as if such agreement were executed on January 1, 2007 (year) and January 1, 2008 (nine months), respectively.	$3,370	$2,527

(g)	Record amortization of Applause trademark - to record amortization expense on the remaining amortizing intangible resulting from the Gift Sale as if it was completed on January 1, 2007 (year) and January 1, 2008 (nine months), respectively	$108	$81

(h)	Reflects the elimination of Gift Business net sales and expenses

(i)	Income tax —Reflects the elimination of historical Gift Business income taxes and income taxes on the other pro forma adjustments using an effective statutory rate of 39%, as adjusted for known specific reconciling items for FIN 48 reversals, and foreign tax rate differential.	$1,699	$3,814

Impairment Note

In connection with the preparation, review and audit of the financial statements required to be included in the Company’s upcoming Annual Report on Form 10-K for the year ended December 31, 2008, the Company has concluded that it expects to record, in the Company’s consolidated financial statements for the fourth quarter and year ended December 31, 2008, non-cash impairment charges to its goodwill and certain intangible assets related to its continuing infant and juvenile operations.  While the impairment testing process is not yet completed, the Company expects the aggregate impairment charges to range between $120 million and $140 million.  These impairment charges do not result in any current or future cash expenditures and do not adversely impact the Company’s liquidity.  In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, and SFAS No. 144, “Impairment of Long-Lived Assets”, the Company’s annual impairment testing for impairment of goodwill and other intangible assets, respectively,  is performed in the fourth quarter of the year.  The foregoing expected impairment charges are not reflected in the historical or pro forma financial information included herein.